Exhibit (d)1
INVESTMENT ADVISORY AGREEMENT
     INVESTMENT ADVISORY AGREEMENT (the “Agreement”) made as of this 1st day of October, 2008 by and between the U.S. Global Investors Funds (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and U.S. Global Investors, Inc. (the “Adviser”), a Texas corporation with its principal place of business in San Antonio, Texas.
W I T N E S S E T H
     WHEREAS, the Board of Trustees (the “Board”) of the Trust has selected the Adviser to act as investment adviser to the Trust on behalf of the series set forth on Schedule A to this Agreement (each, a “Fund” and, collectively, the “Funds”), as such Schedule may be amended from time to time upon mutual agreement of the parties, and to provide certain related services, as more fully set forth below, and to perform such services under the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Adviser do hereby agree as follows:
     1. The Adviser’s Services.
     (a) Discretionary Investment Advisory Services. The Adviser shall act as investment adviser with respect to the Funds. In such capacity, the Adviser shall, subject to the supervision of the Board, regularly provide the Funds with investment research, advice and supervision and shall furnish continuously an investment program for the Funds, consistent with the respective investment objectives and policies of each Fund. The Adviser shall determine, from time to time, what securities shall be purchased for the Funds, what securities shall be held or sold by the Funds and what portion of the Funds’ assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, By-Laws and its registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the U.S. Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies and restrictions of the Funds, as each of the same shall be from time to time in effect. To carry out such obligations, the Adviser shall exercise full discretion and act for the Funds in the same manner and with the same force and effect as the Funds themselves might or could do with respect to purchases, sales or other transactions (including any purchases or sales arising in connection with rights offerings or other corporate event), as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. No reference in this Agreement to the Adviser having full discretionary authority over each Fund’s investments shall in any way limit the right of the Board, in its sole discretion, to establish or revise policies in connection with the management of a Fund’s assets or to otherwise exercise its right to control the overall management of a Fund.

     (b) Management Services. The Adviser shall perform (or arrange for the performance by its affiliates of) the management services necessary for the operation of the Funds. The Adviser shall, subject to the supervision of the Board, perform various services for the Funds, including but not limited to: (i) providing the Funds with investment research, advice and supervision; (ii) furnishing continuously an investment program for the Funds, consistent with the respective investment objectives and policies of each Fund; (iii) placing orders for the purchase and sale of portfolio securities for the account of each Fund with brokers or dealers selected by the Adviser; (iv) preparing and submitting reports and meeting materials to the Board; (v) coordinating with the Funds’ service providers to assist with the preparation of all general shareholder communications, including shareholder reports; (vi) conducting shareholder relations; and (vii) investigating the development of and developing and implementing, if appropriate, management services designed to enhance the value or convenience of the Funds as an investment vehicle.
     (c) Compliance. The Adviser agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser. The Adviser also agrees to comply with the objectives, policies and restrictions set forth in the Registration Statement, as amended or supplemented, of the Funds, and with any policies, guidelines, instructions and procedures approved by the Board and provided to the Adviser. In selecting each Fund’s portfolio securities and performing the Adviser’s obligations hereunder, the Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. The Adviser shall maintain compliance procedures that it believes are reasonably designed to prevent violation of the Federal Securities Laws. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.
     (d) Recordkeeping. The Adviser agrees to preserve any Trust records that it creates or possesses that are required to be maintained under the 1940 Act and the rules thereunder for the periods prescribed by Rule 31a-2 under the 1940 Act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser agrees that all such records are the property of the Trust and will surrender promptly to the Trust any of such records upon the Trust’s request.
     (e) Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by the Funds shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for the Fund’s securities to a proxy voting agent, subject to the ongoing duty of the Adviser to monitor proxy voting issues and provide any recommendations to the Board on any particular proxy vote consistent with their investment management and fiduciary duties the Adviser. The Adviser shall carry out such responsibility in accordance with any instructions that the Board shall provide from time to time.
     2. Information and Reporting. The Adviser shall provide the Trust and its respective officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Trust may from time to time reasonably request.
      (a) Notification of Breach / Compliance Reports. The Adviser shall notify the Trust’s Chief Compliance Officer immediately upon detection of (i) any material failure to manage any Fund in accordance with its investment objectives and policies or any applicable law, or (ii) any material breach of any of the Funds’ or the Adviser’s policies, guidelines or procedures.
     (b) Board and Filings Information. The Adviser will also provide the Trust with any information reasonably requested regarding its management of the Funds’ assets required for any meeting of the Board, or for any shareholder report on Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, Registration Statement or any amendment thereto, proxy statement, or prospectus supplement to be filed by the Trust with the Commission. The Adviser will make its officers and employees available to meet with the Board from time to time on due notice to review its investment management services to the Funds in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.
     (c) Transaction Information. The Adviser shall furnish to the Trust such information concerning portfolio transactions as may be necessary to enable the Trust or its designated agent to perform such compliance testing on the Funds and the Adviser’s services as the Trust may, in its sole discretion, determine to be appropriate. The provision of such information by the Adviser to the Trust or its designated agent in no way relieves the Adviser of its own responsibilities under this Agreement.
     3. Brokerage.
     (a) Placement of Orders. The Adviser shall place all orders for the purchase and sale of portfolio securities for the Funds’ account with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser. The Adviser shall use its best efforts to seek, on behalf of the Trust or any Fund, the best overall terms available. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the 1934 Act) to the Funds and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Funds which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board shall periodically review the commissions paid by the Funds to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Funds.
     (b) Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Adviser or for the Adviser’s proprietary account, the Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased. In such event, the Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances, and in a manner that is consistent with the Adviser’s policies and procedures.
     (c) Affiliated Brokers. The Adviser or any of its affiliates may act as broker in connection with the purchase or sale of securities or other investments for a Fund, subject to: (i) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Trust’s current Registration Statement; (ii) the provisions of the 1940 Act; (iii) the provisions of the Advisers Act; (iv) the provisions of the 1934 Act; and (v) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or its affiliates may receive brokerage commissions, fees or other remuneration from a Fund for these services in addition to the Adviser’s fees for services under this Agreement.
     4. Custody. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities or other investments of a Fund.
     5. Allocation of Charges and Expenses. The Adviser generally will bear its own costs of providing services hereunder, except that from time to time certain research expenses may be partially borne by portfolio companies or prospective portfolio companies visited by the Adviser. Except for the services to be provided by the Adviser as set forth in Paragraphs 1(a) and 1(b) or as set forth herein, the Trust assumes and shall pay all expenses for all other Trust operations and activities and shall reimburse the Adviser for any such expenses incurred by the Adviser. The expenses of the Trust shall include, without limitation:
     (a) the charges and expenses of any registrar, stock transfer or dividend disbursing agent, custodian, or depository appointed by the Trust for the safekeeping of its cash, portfolio securities and other property;
     (b) the charges and expenses of the Trust’s independent auditors;
     (c) brokerage commissions and other costs in connection with transactions in the portfolio securities of the Trust;

     (d) all taxes, including issuance and transfer taxes, and corporate fees payable by the Trust to Federal, state or other governmental agencies;
     (e) the cost of stock certificates (if any) representing shares of the Trust;
     (f) expenses involved in registering and maintaining registrations of the Trust and of its shares with the Commission and various states and other jurisdictions;
     (g) all expenses of shareholders’ and Trustees’ meetings, including meetings of committees, and of preparing, printing and mailing proxy statements and solicitations of proxies, quarterly reports, semi-annual reports, annual reports and other communications to shareholders;
     (h) all expenses of preparing and setting in type, prospectuses, and expenses of printing and mailing the same to shareholders (but not expenses of printing and mailing of prospectuses and literature used for promotional purposes);
     (i) compensation and travel expenses of Trustees who are not “interested persons” within the meaning of the 1940 Act (“Independent Trustees”);
     (j) the expenses of furnishing or causing to be furnished, to each shareholder an account statement, including the expense of mailing such statements;
     (k) charges and expenses of legal counsel in connection with matters relating to the Trust, including, without limitation, legal services rendered by counsel to the Trust’s Independent Trustees, or the services of other legal counsel retained by the Trust’s Independent Trustees.
     (l) the expenses of attendance at professional meetings of organizations such as the Investment Company Institute, the Mutual Fund Director’s Forum, or other similar organizations by officers and Trustees of the Trust, and the membership or association dues of such organizations;
     (m) the cost and expense of maintaining the books and records of the Trust, including general ledger accounting;
     (n) the expense of obtaining and maintaining fidelity bond as required by Section 17(g) of the 1940 Act and the expense of maintaining director’s and officer’s insurance for the Trust and the Trustees and officers of the Trust;
     (o) interest payable on Trust borrowings;
     (p) postage; and
     (q) such non-recurring or extraordinary expenses as they may arise, including those relating to actions, suits or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify the Trust’s Trustees and officers with respect thereto.

     6. The Name “U.S. Global Investors, Inc.”. The Adviser grants to the Trust a license to use the names “U.S. Global Investors, Inc., U.S. Global Investors or U.S. Global” (each a “Name”) as part of the name of any Fund. The foregoing authorization by the Adviser to the Trust to use the Name as part of the name of any Fund is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Trust acknowledges and agrees that, as between the Trust and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Trust shall: (i) only use the Name in a manner consistent with uses approved by the Adviser; (ii) use its best efforts to maintain the quality of the services offered using the Name; and (iii) adhere to such other specific quality control standards as the Adviser may from time to time promulgate. At the request of the Adviser, the Trust will (i) submit to Adviser representative samples of any promotional materials using the Name, and (ii) change the name of any Fund within three months of its receipt of the Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and will not thereafter transact any business using the Name in the name of any Fund; provided, however, that the Trust may continue to use beyond such date any supplies of prospectuses, marketing materials and similar documents that the Trust had on the date of such name change in quantities not exceeding those historically produced and used in connection with such Fund.
     7. Adviser’s Compensation. The Funds shall pay to the Adviser, as compensation for the Adviser’s services hereunder, a monthly fee with respect to each Fund as soon as practicable after the last day of each calendar month, determined based on the annual rates described in Schedule A that is attached hereto and made a part hereof.
     The method for determining net assets of a Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s Registration Statement. In the event of termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund shall be reduced proportionately based upon the number of calendar days during which it is in effect and the fee shall be computed upon the average net assets of such Fund for the calendar days during which it is so in effect.
     8. Independent Contractor. In the performance of its duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or any Fund in any way or otherwise be deemed to be an agent of the Trust or any Fund. If any occasion should arise in which the Adviser gives any advice to its clients concerning the shares of a Fund, the Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.
     9. Assignment and Amendments. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment (as defined by the 1940 Act and the rules thereunder).
     This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

     10. Duration and Termination. This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Paragraph 10(b) hereof and unless terminated automatically as set forth in Paragraph 9 hereof or until terminated as follows:
     (a) Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement, without payment of any penalty. With respect to a Fund, termination may be authorized by action of its Board or by a vote of a majority of the outstanding voting securities of the Fund; or
     (b) This Agreement shall automatically terminate one year from the date of its execution unless its renewal is specifically approved at least annually thereafter, as prescribed by Section 15 of the 1940 Act and the rules thereunder, with respect to a Fund by (i) a majority vote of the Trustees, including a majority vote of such Trustees who are not interested persons of the Trust or the Adviser, at a meeting called for the purpose of voting on such approval, or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder. The requirement that the renewal of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act, the rules and regulations thereunder, and any applicable Commission or Commission staff guidance or interpretation.
     11. Confidentiality. Subject to the duties of the Adviser and the Trust to comply with the applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Funds and the Trust and the actions of the Adviser and the Funds in respect thereof.
     12. Certain Definitions. For the purposes of this Agreement:
     (a) “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.
     (b) “Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.
     13. Relations with the Trust. It is understood that the Trustees, officers and shareholders of the Trust are or may be or become interested in the Adviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser are or may be or become similarly interested in the Fund, and that the Adviser may be or become interested in the Fund as a shareholder or otherwise.

     14. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
     15. Limitation of Liability. The Adviser is expressly put on notice of the limitation of liability as set forth in the Trust’s Agreement and Declaration of Trust, and agrees that the obligations assumed by the Funds pursuant to this Agreement shall be limited in all cases to each Fund and each Fund’s respective assets, and the Adviser shall not seek satisfaction of any such obligation from shareholders or any shareholder of the Funds. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees of the Trust or any individual Trustee. The Adviser understands that the rights and obligations of any Fund under the Trust’s Agreement and Declaration of Trust are separate and distinct from those of any of and all other Funds.
     16. Limitation of Liability of the Adviser and Indemnification. The Adviser shall exercise its best judgment in rendering the services under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund or a Fund’s shareholders in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to a Fund or to its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement. The Trust shall indemnify and hold harmless the Adviser and its affiliated and controlling persons (as those terms are defined in Section 2(a)(3) of the 1940 Act and Section 15 of the 1933 Act, respectively) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) by reason of or arising out of any error of judgment or mistake of law or for any loss suffered by a Fund or the Funds’ shareholders in connection with the matters to which this Agreement relates, provided that the Adviser’s actions or omissions do not rise to the level of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties under this Agreement. The Adviser shall indemnify and hold harmless the Trust, including the Funds, and its affiliated and controlling persons (as defined above) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) by reason of or arising out of the Adviser’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement. It is expressly agreed that the obligations of the Adviser hereunder shall not be binding upon any shareholders, nominees, officers, agents or employees of the Adviser personally, but bind only the assets and property of the Adviser, respectively.
     17. Non-Exclusive Services. The services of the Adviser to the Trust are not to be deemed exclusive, the Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Adviser’s ability to meet all of its obligations with respect to rendering services to the Trust hereunder.

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the choice of laws provisions thereof. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     19. Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement and shall not affect its construction.
     20. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

U.S. Global Investors Funds, on behalf of each Fund listed on Schedule A
By:	/s/ Frank E. Holmes
	Name:	Frank E. Holmes
	Title:	President

U.S. Global Investors, Inc.
By:	/s/ Susan B. McGee
	Name:	Susan B. McGee
	Title:	President

SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
dated October 1, 2008 between
U.S. Global Investors Funds
and
U.S. Global Investors, Inc.
The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a monthly fee, based on the Monthly Average Net Assets (as defined below) of the respective Fund in accordance with the following fee schedule:

Fund	Annual Basic Fee Rate
China Region Fund*	1.25%
All American Equity Fund†*	0.80%
Gold and Precious Metals Fund†*	0.90%
World Precious Minerals Fund†*	1.00%
Global Resources Fund†*	0.95%
Eastern European Fund*	1.25%
Global Emerging Markets Fund*	1.375%
Holmes Growth Fund*	1.00%
Global MegaTrends Fund*	1.00%
Tax Free Fund†	0.75%
Near-Term Tax Free Fund	0.50%
U.S. Government Securities Savings Fund†	0.50%
U.S. Treasury Securities Cash Fund†	0.50%
The “Monthly Average Net Assets” of any Fund of the Trust for any calendar month shall be equal to the quotient produced by dividing (i) the sum of the net assets of such Fund, determined in accordance with procedures established from time to time by or under the direction of the Board of Trustees of the Trust in accordance with the Declaration of Trust of the Trust, for each calendar day of such month, by (ii) the number of such days.

† The Funds are subject to the following breakpoints:

Fund	Advisory Fee	Assets Under Management
All American Equity Fund	0.80%	< $500,000,000
	0.75%	> $500,000,000
Gold and Precious Metals Fund	0.90%	< $500,000,000
	0.85%	> $500,000,000
World Precious Minerals Fund	1.00%	< $500,000,000
	0.95%	$500,000,001 - $1,000,000,000
	0.90%	> $1,000,000,000
Global Resources Fund	0.95%	< $500,000,000
	0.90%	$500,000,001 - $1,000,000,000
	0.85%	> $1,000,000,000

Fund	Advisory Fee	Assets Under Management
Tax Free Fund	0.75%	<$250,000,000
	0.50%	>$250,000,000
U.S. Government Securities Savings Fund	0.50%	<$250,000,000
	0.375%	>$250,000,000
U.S. Treasury Securities Cash Fund	0.50%	<$250,000,000
	0.375%	>$250,000,000

*	The management fee with respect to the China Region Fund, All American Equity Fund, Gold and Precious Metals Fund, World Precious Minerals Fund, Global Resources Fund, Eastern European Fund, Global Emerging Markets Fund, Holmes Growth Fund, and Global MegaTrends Fund (the “Funds”) is comprised of a basic fee (the “Basic Fee”) at the annual rate detailed above of the Fund’s average daily net assets and a performance adjustment (the “Performance Adjustment”) as discussed below.
     A. Calculating the Performance Adjustment.
The performance adjustment shall be calculated monthly by:
(i)	Determining the difference in performance (the “Performance Difference”) between a Fund and its respective underlying index (the “Index”), as described in paragraph B;

(ii)	Using the Performance Difference calculated under paragraph B to determine the performance adjustment ( the “Performance Adjustment”), as illustrated in paragraph D; and

(iii)	Adding the Performance Adjustment to the Basic Fee to determine the management fee for the applicable month.
     B. Computing the Performance Difference.
The Performance Difference is calculated monthly, and is determined by measuring the percentage difference between the performance of one share of a Fund and the performance of the Index over the most recent 12-month period. The performance of one share of the Fund shall be measured by computing the percentage difference, carried to five decimal places, between the net asset value as of the last business day of the period selected for comparison and the net asset value of such share as of the last business day of the prior period, adjusted for dividends or capital gain distributions treated as reinvested immediately. The performance of the Index will be established by measuring the percentage difference, carried to five decimal places, between the beginning and ending values of the Index for the comparison period, with dividends or capital gain distributions on the securities that comprise the Index being treated as reinvested immediately.

     C. Determining the Performance Adjustment.
For a 5.00% in Performance Difference, the Adviser’s fee will be adjusted upwards or downwards by 0.25%.
     D. Performance Adjustment Example.
The following example illustrates the application of the Performance Adjustment to the Gold and Precious Metals Fund:

	Fund’s	Index’s	Fund’s
For the rolling 12-month	investment	cumulative	performance relative
performance period	performance	change	to the Index
January 1	$50.00	100.00
December 31	$57.60	110.20
Absolute change	+ $7.60	+ $10.20
Actual change	+15.20%	+ 10.20%	+5.00%
Based on these assumptions, the Gold and Precious Metals Fund calculates the Adviser’s management fee rate for the month-ended December 31 as follows:
•	The portion of the annual basic fee rate of 0.90% applicable to that month is multiplied by the Fund’s average daily net assets for the month. This results in the dollar amount of the basic fee.

•	The 0.25% rate (adjusted for the number of days in the month) is multiplied by the Fund’s average daily net assets for the performance period. This results in the dollar amount of the performance adjustment.

•	The dollar amount of the performance adjustment is added to the dollar amount of the basic fee, producing the adjusted management fee.
     E. Performance Periods.
For the period from October 1, 2008 through September 30, 2009, the Adviser will be paid at the Basic Fee Rate, without regard to any Performance Adjustment. For the month ending October 31, 2009, the Adviser will begin applying the Performance Adjustment as described herein, based upon the performance of the Fund relative to the performance of the Index during the 12-month period from October 1, 2008 through September 30, 2009. The 12-month comparison period will roll over with each succeeding month, so that it will always equal 12 months, ending with the month for which the performance incentive adjustment is being computed.

     F. Changes to the “Index”.
The following indices have been initially designated as the indices to be used for purposes of determining the Performance Adjustment for the following Funds.

Fund	Index
China Region Fund	Hang Seng Composite Index
All American Equity Fund	S&P 500 Index
Gold and Precious Metals Fund	FTSE Gold Mines Index
World Precious Minerals Fund	AMEX Gold Miners Index
Global Resources Fund	Morgan Stanley Commodity Related Equity Index
Eastern European Fund	Morgan Stanley Capital International Emerging Markets Europe 10/40 Index (Net Total Return)
Global Emerging Markets Fund	Morgan Stanley Capital International Emerging Markets Free Total Net Return Index
Holmes Growth Fund	S&P 500 Index
Global MegaTrends Fund	S&P 500 Index
From time to time, to the extent permitted by the 1940 Act, the Trustees may, by a vote of the Trustees of the Trust voting in person, including a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such parties, determine that another securities index is a more appropriate benchmark than an Index for purposes of evaluating the performance of a Fund. After ten days’ written notice to the Adviser, a different index (the “Successor Index”) may be substituted for an Index in prospectively calculating the Performance Adjustment. However, the calculation of that portion of the Performance Adjustment attributable to any portion of the performance period prior to the adoption of the Successor Index will still be based upon the Fund’s performance compared to the Index.

A-4